Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST DECLARES
MONTHLY CASH DISTRIBUTION FOR APRIL

     Dallas, Texas, April 5, 2004 – Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE – SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.26367 per unit, payable on April 29, 2004, to unit holders of record on April 15, 2004.

     Due to the timing of the end of the month of March, approximately $411,000 of revenue received will be posted in the following month of April in addition to normal receipts during April.

     This distribution reflects primarily the oil production for January 2004 and the gas production for December 2003. Preliminary production volumes are approximately 67,000 barrels of oil and 580,000 mcf of gas.

     Effective March 15, 2004, Mellon Investor Services, transfer agent for Sabine Royalty Trust, opened a new toll free number dedicated to Sabine Royalty Trust, to provide account service assistance for registered unit holders of the Trust. That toll free number is 800-874-2086.

     The 2003 Annual Report/10-K and tax information for 2003 are now available. For those reports and more information on Sabine Royalty Trust, please visit our website at www.sbr-sabineroyalty.com.

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Contact: Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free – 800.365.6541